CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors,

Reg Technologies Inc.

We consent to the inclusion in the Form 20-F of our report dated August 24, 2009, except for Note 15 which is as of November 13, 2009, on the consolidated statements of loss and comprehensive loss, stockholders’ equity and cash flows or Reg Technologies Inc. for the year ended April 30, 2009.

“DMCL”

DALE MATHESON CARR-HILTON LABONTE LLP

CHARTERED ACCOUNTANTS

Vancouver, Canada

November 14, 2011